Exhibit 99.1

Modivcare Announces Changes to Board of Directors

Financial and Healthcare Executive Erin L. Russell Brings Decades of Experience in Healthcare Capital Markets and Strategy

DENVER, February 14, 2025 (BUSINESS WIRE) – Modivcare Inc. (the “Company” or “Modivcare”) (Nasdaq: MODV), a technology-enabled healthcare services company providing a platform of integrated supportive care solutions focused on improving health outcomes, today announced that Erin L. Russell has been appointed to its board of directors (the “Board”), effective February 10, 2025. Ms. Russell brings more than 25 years of experience in the healthcare and financial sectors, with a distinguished track record in capital and credit markets. On the Board, Ms. Russell will be a member of the Audit and Nominating and Governance Committees.

“We are pleased to welcome Erin to Modivcare’s Board and look forward to working closely with her as the Company continues to transform its business to support future growth,” said Leslie Norwalk, Chair of the Board. “Erin’s deep expertise in the healthcare sector and her experience as a board member makes her a perfect fit for the Modivcare Board.”

Ms. Russell has extensive experience as an investment professional and board member. She spent 16 years as a principal of Vestar Capital Partners, L.P., a leading private equity firm, where she was a prominent leader of the healthcare team. During her time at Vestar, she evaluated more than 150 investment opportunities, executed numerous private- and public-market transactions, worked with management teams to create strategic plans and drive their implementation, and served as a member of multiple public and private boards. Her board experience in the healthcare sector includes eHealth, Inc. (Nasdaq: EHTH), Tivity Health Inc. (formerly traded on Nasdaq: TVTY), DeVilbiss Healthcare LLC, DynaVox Inc. and 21st Century Oncology Inc. Ms. Russell also serves on the board of Kadant Inc. (NYSE: KAI). Ms. Russell served as an industry advisor at Starboard Value Acquisition Corp. (NASDAQ: SVACU), a blank check company that completed a merger with Cyxtera Technologies in July 2021. Ms. Russell holds a bachelor’s degree in accounting from McIntire School of Commerce at the University of Virginia and a Master of Business Administration from Harvard Business School.

“I am honored to join Modivcare’s Board and bring to bear both my experience from across the healthcare industry and my experience assisting management teams to improve operations and financial outcomes,” said Ms. Russell. “I look forward to working with the Board and Modivcare’s leadership team to support Modivcare in its mission to increase access to healthcare across the United States.”

Additionally, the Company announced that Mr. Neal Goldman has resigned from his position on the Board, effective immediately. His resignation is not the result of any disagreement with the Company.

“Neal played a valuable role on the Modivcare Board during an important moment for the Company. We thank him and wish him the best in his future endeavors,” commented Leslie Norwalk.

Ms. Russell’s appointment is part of the Board’s previously announced plan to add three new independent directors, pursuant to its contractual obligations with its lenders. Modivcare is working with its lenders to identify the remaining two new Board candidates. The Board is committed to a continuous refreshment process, ensuring that the Board is comprised of members with a diverse range of skills and experiences that complement Modivcare's strategy.

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Exhibit 99.1

About Modivcare

Modivcare Inc. ("Modivcare" or the "Company") is a technology-enabled healthcare services company that provides a suite of integrated supportive care solutions for public and private payors and their members. The Company’s value-based solutions address the social determinants of health (SDoH) by connecting members to essential care services. By doing so, Modivcare helps health plans manage risks, reduce costs, and improve health outcomes. Modivcare is a provider of non-emergency medical transportation (NEMT), personal care services (PCS), and remote patient monitoring solutions (RPM). The company also holds a minority equity investment in CCHN Holdings (d/b/a Matrix Medical Network), an independent, at scale provider of comprehensive in-home health assessments in the U.S. To learn more about Modivcare, please visit www.modivcare.com.

Media Contact

Rachel Chesley / Victoria Zaharoff

ModivCareComms@fticonsulting.com

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